HERITAGE SERIES TRUST

                                     CLASS A
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




      The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


      SMALL CAP STOCK FUND.........................................0.35%
      VALUE EQUITY FUND............................................0.35%
      GROWTH EQUITY FUND...........................................0.35%
      EAGLE INTERNATIONAL EQUITY PORTFOLIO.........................0.35%
      MID CAP GROWTH FUND..........................................0.35%
      AGGRESSIVE GROWTH FUND.......................................0.35%
      INFORMATION TECHNOLOGY FUND..................................0.35%



Dated:  March 29, 1993, as last amended on __________, 1999